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Exhibit 21.1

RED ROBIN GOURMET BURGERS, INC.
LIST OF SUBSIDIARIES

        Red Robin International, Inc., a Nevada corporation

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RED ROBIN GOURMET BURGERS, INC. LIST OF SUBSIDIARIES